Exhibit 10.1

[Date]

[Full Name]

[Title]

Dear [Name]:

In connection with the Agreement and Plan of Merger, by and among PRA Health Sciences, Inc. (the “Company”), ICON public limited company (“ICON”), ICON US Holdings Inc., and Indigo Merger Sub, Inc., dated as of February 24, 2021 (the “Merger Agreement” and the closing date of the transactions contemplated by the Merger Agreement, the “Closing”), the Company and you agree that:

1.	The Closing constitutes a “Change in Control” for purposes of your Employment Agreement with the Company, dated as of [●] (your “Employment Agreement”) and any Company equity compensation awards held by you at the time of Closing.

2.	If ICON does not make a written offer of continuing employment to you on or prior to the earlier of July 1, 2021 and the day that is ten (10) days prior to the Closing providing for the same terms and conditions as your employment with the Company as the date hereof (including but not limited to annual salary, cash bonus opportunities, long-term incentive opportunities, role/title at ICON and work location), then you will have “Good Reason” to terminate your employment as of the Closing under your Employment Agreement and upon such a termination shall have a “Qualifying Termination” for purposes of any stock options or other equity awards you hold at the time of such termination of employment. You may resign your employment with the Company pursuant to this provision (2) with “Good Reason” and as a “Qualifying Termination” by providing written notice of resignation to the Company at any time within 90 days after Closing.

3.	If your employment is terminated within twelve (12) months of the Closing pursuant to Section 8 of your Employment Agreement (including, without limitation, pursuant to a resignation for “Good Reason” under provision (2) above) then the lump sum cash severance payment under Section 8(i) of your Employment Agreement shall be equal to two times the sum of (a) your annual base salary and (b) your 2021 target bonus, each as set by the Compensation Committee of the Company’s Board of Directors on February 11, 2021.

If the Closing does not occur for any reason or the Merger Agreement is terminated by its terms, then this Letter is terminated, and null and void.

Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than ●, 2021.

With Gratitude,

Name:
Title:

Acknowledged and agreed:

[Name]
Date: